SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C. 20549


                     SCHEDULE 13G
       UNDER THE SECURITIES EXCHANGE ACT OF 1934




                    Fresh Choice Inc.
      -------------------------------------------
                  (Name of Issuer)


              COMMON STOCK $0.001 PAR VALUE
       -------------------------------------------
             (Title of Class of Securities)


                     358032100
            -------------------------------
                   (CUSIP Number)


                  JUNE 6, 2000
-----------------------------------------------------------
  (Date of Event Which Requires Filing of this Statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

CUSIP No. 358032100

-------------------------------------------------------------

1	NAME OF REPORTING PERSON: Bank of America Corporation

IRS IDENTIFICATION NO. OF ABOVE PERSON: 77-0130849
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[](b)[]
-------------------------------------------------------------

3	SEC USE ONLY
-------------------------------------------------------------

4	CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5	Sole Voting Power: 0

6	Shared Voting Power: 1,278,100

7	Sole Dispositive Power: 0

8	Shared Dispositive Power: 1,278,100

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

 1,278,100
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 22.18%
-------------------------------------------------------------

12	TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------

CUSIP No. 358032100

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: NB Holdings Corporation

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 0

6     SHARED VOTING POWER: 1,278,100

7     SOLE DISPOSITIVE POWER: 0

8     SHARED DISPOSITIVE POWER: 1,278,100

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      1,278,100
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 22.18%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------

CUSIP No. 358032100

-------------------------------------------------------------

1     NAME OF REPORTING PERSON:

      NationsBanc Montgomery Holdings Corporation

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 0

6     SHARED VOTING POWER: 1,278,100

7     SOLE DISPOSITIVE POWER: 0

8     SHARED DISPOSITIVE POWER: 1,278,100

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      1,278,100
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 22.18%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------

CUSIP No. 358032100

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: Banc of America Securities LLC

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 1,278,100

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER: 1,278,100

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      1,278,100
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 22.18%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: BD
-------------------------------------------------------------

ITEM 1  (a) NAME OF ISSUER:

		FRESH CHOICE INC.


        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          	2901 TASMAN DR.
		Suite 109
		SANTA CLARA, CA  95054

ITEM 2  (a) NAMES OF PERSONS FILING:

            Bank of America Corporation
            NB Holdings Corporation
            NationsBanc Montgomery Holdings Corporation
            Banc of America Securities LLC

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICES:

            100 North Tryon Street
            Charlotte, NC  28255

        (c) CITIZENSHIP:

            United States

        (d) TITLE OF CLASS OF SECURITIES:

            COMMON STOCK, par value $0.001 per share

        (e) CUSIP NUMBER: 358032100


ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
OR 13d-2(b)OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.


ITEM 4 - OWNERSHIP

With respect to the beneficial ownership of each reporting person, see Items 5 through 8 of the cover pages to this Schedule 13G applicable to each such person (pp. 2-5), which are incorporated herein by reference.

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

Not Applicable.


ITEM 7 - IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED
THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

NB Holdings Corporation
NationsBanc Montgomery Holdings Corporation
Banc of America Securities LLC


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.

ITEM 10 - CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: June 14, 2000

Bank of America Corporation
NB Holdings Corporation
NationsBanc Montgomery Holdings Corporation
Banc of America Securities LLC


BY: /s/ JAMES E. BANKS




JAMES E. BANKS
Vice President
Corporate Compliance

                         EXHIBIT A
                   JOINT FILING AGREEMENT


The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.


DATE: June 14, 2000

Bank of America Corporation
NB Holdings Corporation
NationsBanc Montgomery Holdings Corporation
Banc of America Securities LLC


BY: /s/ JAMES E. BANKS




JAMES E. BANKS
Vice President
Corporate Compliance


This filing and the statements made herein should not be construed as an admission that the reporting persons are beneficial owners of any security covered by this filing.